EXHIBIT 1.2

                         PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    On August 16, 2000, iTurf and dELiA*s announced the signing of a definitive agreement to merge dELiA*s and a wholly-owned subsidiary of iTurf. Under the terms of the merger, each outstanding share of dELiA*s common stock will be converted into the right to receive 1.715 Class A shares of iTurf. For purposes of the discussions below, the combined entity is referred to as the "merged company."

    Prior to the transaction, dELiA*s owns approximately 54% of iTurf and consolidates iTurf's operating results and financial position in its consolidated financial statements, with the outside ownership reflected as minority interest. As a result of the merger, dELiA*s will become a wholly-owned subsidiary of iTurf. However, because dELiA*s stockholders will own the majority of the merged company stock, dELiA*s is deemed to be the acquirer for accounting purposes and, accordingly, the merger will be accounted for as a "reverse acquisition" of the approximately 46% minority interest of iTurf under the purchase method of accounting. Under this method of accounting, the merged company's historical results will be the same as dELiA*s historical results.

    The following Unaudited Pro Forma Condensed Consolidated Financial Information gives pro forma effect to the merger by application of the pro forma adjustments described in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of July 29, 2000 gives effect to the merger as if it occurred on that date.

    The Unaudited Pro Forma Condensed Consolidated Financial Information is based, in part, on the following historical financial statements, which have been previously filed with the Securities and Exchange Commission by iTurf or dELiA*s and are included herein:

    - the audited Consolidated Financial Statements of iTurf as of and for the fiscal year ended January 29, 2000


    - the unaudited Consolidated Financial Statements of iTurf as of and for the twenty-six weeks ended July 29, 2000


    - the audited Consolidated Financial Statements of dELiA*s as of and for the fiscal year ended January 29, 2000


    - the unaudited Consolidated Financial Statements of dELiA*s as of and for the twenty-six weeks ended July 29, 2000



    The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the twenty-six weeks ended July 29, 2000 and for the fiscal year ended January 29, 2000 give effect to the merger as if it occurred on February 1, 1999 and include adjustments directly attributable to the merger and expected to have a continuing impact on the merged company.

    The pro forma adjustments are based on preliminary estimates and certain assumptions that iTurf and dELiA*s believe are reasonable under the circumstances. The preliminary allocation of the purchase price to assets and liabilities of iTurf reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma financial statements after a more extensive review of the fair market value of the assets and liabilities has been completed.

    Management has not included in the pro forma adjustments certain expected cost savings estimated at approximately $650,000 relating to duplicative costs of two separate public companies and related corporate expenses. In addition, expected synergies and other savings in operating costs that are estimated to total between $2 million and $3 million are not reflected. Such cost savings and synergies

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


associated with the merged company are difficult to quantify and any such savings may be partially offset by the cost of additional corporate infrastructure to support the combined operation.

    The Unaudited Pro Forma Condensed Consolidated Financial Information and related notes are provided for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations of the merged company as they may be in the future or as they might have been had the merger been affected on the assumed dates. The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the historical financial statements of dELiA*s and iTurf, and the related notes thereto, which are included elsewhere in this Joint Proxy Statement/Prospectus.

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            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JULY 29, 2000
                                 (in thousands)


                                                           DELIA*S          PRO FORMA
                                                          HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                          ----------       -----------       ---------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.............................   $ 13,867                          $ 13,867
  Short-term investments................................     25,274                            25,274
  Merchandise inventories...............................     30,696                            30,696
  Deferred tax assets...................................     14,488           (14,488)(f)          --
  Prepaid expenses and other current assets.............     15,796                            15,796
                                                           --------          --------        --------
    Total current assets................................    100,121           (14,488)         85,633

PROPERTY & EQUIPMENT, NET...............................     37,539            (1,740)(a)      35,799
LONG-TERM INVESTMENTS...................................      2,002              (460)(a)       1,542
INTANGIBLE AND OTHER ASSETS.............................     34,578           (13,264)(a)      21,314
                                                           --------          --------        --------
TOTAL ASSETS............................................   $174,240          $(29,952)       $144,288
                                                           ========          ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.................   $ 20,808          $  4,000 (a)    $ 24,808
  Bank loan payable.....................................      9,628                             9,628
  Current portion of long-term debt.....................      5,946                             5,946
  Accrued restructuring.................................      1,363                             1,363

  Other current liabilities.............................      2,915                             2,915
                                                           --------          --------        --------
    Total current liabilities...........................     40,660             4,000          44,660

DEFERRED TAX LIABILITIES................................     21,586           (24,125)(a)          --
                                                                                2,539(f)

EXCESS OF NET ASSETS ACQUIRED OVER COST.................         --            35,110 (a)      35,110
LONG-TERM DEBT AND CAPITAL LEASES.......................      1,254                             1,254
OTHER LONG-TERM LIABILITIES.............................        426                               426
MINORITY INTEREST.......................................     43,710           (43,710)(a)          --
STOCKHOLDERS' EQUITY....................................     66,604            13,261 (a)      62,838
                                                                              (17,027)(f)
                                                           --------          --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............   $174,240          $(29,952)       $144,288
                                                           ========          ========        ========


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



       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FISCAL YEAR ENDED JANUARY 29, 2000
                      (in thousands, except per share data)


                                                             DELIA*S      PRO FORMA
                                                            HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                            ----------   -----------       ---------
NET REVENUES..............................................   $190,772                      $190,772

COST OF REVENUES..........................................    108,148                       108,148
                                                             --------                      --------

GROSS PROFIT..............................................     82,624                        82,624

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..............    124,339       (10,023)(b)     114,316

RESTRUCTURING CHARGE......................................     23,668                        23,668

GAIN ON SUBSIDIARY IPO AND SALE OF SUBSIDIARY STOCK.......    (78,117)                      (78,117)

INTEREST INCOME, NET......................................     (2,429)          320 (c)      (2,109)

MINORITY INTEREST.........................................     (4,865)        4,865 (d)          --
                                                             --------      --------        --------

INCOME BEFORE TAXES.......................................     20,028         4,838          24,866

TAX PROVISION.............................................      9,070        (5,878)(e)       3,192
                                                             --------      --------        --------

NET INCOME................................................   $ 10,958      $ 10,716        $ 21,674
                                                             ========      ========        ========

BASIC NET INCOME PER SHARE................................   $   0.77                      $   0.74
                                                             ========                      ========

DILUTED NET INCOME PER SHARE..............................   $   0.71                      $   0.69
                                                             ========                      ========

SHARES USED IN THE CALCULATION OF BASIC NET INCOME PER
  SHARE...................................................     14,315        14,915 (g)      29,230
                                                             ========      ========        ========

SHARES USED IN THE CALCULATION OF DILUTED NET INCOME PER
  SHARE...................................................     15,380        16,103 (g)      31,483
                                                             ========      ========        ========


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


       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      TWENTY-SIX WEEKS ENDED JULY 29, 2000
                      (in thousands, except per share data)


                                                              DELIA*S      PRO FORMA
                                                             HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                             ----------   -----------       ---------
NET REVENUES...............................................   $ 86,352                      $ 86,352

COST OF REVENUES...........................................     46,914                        46,914
                                                              --------                      --------

GROSS PROFIT...............................................     39,438                        39,438

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...............     74,146       (5,011)(b)       69,135

INTEREST INCOME, NET.......................................     (1,081)         160 (c)         (921)

MINORITY INTEREST..........................................     (8,588)       8,588 (d)           --
                                                              --------      -------         --------

LOSS BEFORE INCOME TAXES...................................    (25,039)      (3,737)         (28,776)

BENEFIT FOR INCOME TAXES...................................     (5,800)      (7,204)(e)      (13,004)
                                                              --------      -------         --------

NET LOSS...................................................   $(19,239)     $ 3,467         $(15,772)
                                                              ========      =======         ========

BASIC AND DILUTED NET LOSS PER SHARE.......................   $  (1.33)                     $  (0.47)
                                                              ========                      ========

SHARES USED IN THE CALCULATION OF BASIC AND DILUTED NET
  LOSS PER SHARE...........................................     14,519       18,876 (g)       33,395
                                                              ========      =======         ========


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NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) To record the effect of the reverse acquisition of the iTurf minority interest by dELiA*s:

                                                              COMMON STOCK     OPTIONS
                                                              ------------   ------------
iTurf shares/options outstanding at July 29, 2000...........   21,122,000       2,519,000
Less: unvested restricted stock.............................    1,098,000
                                                              -----------    ------------
iTurf shares/options outstanding at July 29, 2000...........   20,024,000       2,519,000
Less: iTurf shares owned by dELiA*s at July 29, 2000........   11,426,000              --
                                                              -----------    ------------
iTurf shares/options acquired in merger.....................    8,598,000       2,519,000
Reciprocal of the exchange ratio utilized to convert dELiA*s
  shares to iTurf shares....................................       0.5831          0.5831
                                                              -----------    ------------
dELiA*s equivalent shares/options...........................    5,013,000       1,469,000
Less: shares representing the minority interest in iTurf's
  investment in dELiA*s.....................................      253,000              --
                                                              -----------    ------------
dELiA*s equivalent shares/options issued in merger..........    4,760,000       1,469,000
dELiA*s three day average closing share price with the date
  of the merger announcement as the midpoint/ Black-Scholes
  option valuation..........................................  $    2.5312    $     0.8252
                                                              -----------    ------------
Fair value of shares/options issued.........................  $12,049,000    $  1,212,000



Total value of shares and options issued....................      $13,261,000
Estimated merger costs......................................        4,000,000
                                                                  -----------
Total purchase consideration................................      $17,261,000
                                                                  ===========

The preliminary allocation of the purchase consideration is as follows:
  Book value of iTurf's minority interest...................      $43,710,000
  Deferred tax liability....................................       24,125,000
  Property and equipment....................................       (1,740,000)
  Non-marketable investments................................         (460,000)
  Intangible and other assets...............................      (13,264,000)
  Negative goodwill.........................................      (35,110,000)
                                                                  -----------

  Total purchase consideration allocated....................      $17,261,000
                                                                  ===========


The preliminary allocation of the purchase price to iTurf's acquired assets and liabilities reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma financial statements after a more extensive review of the fair market value of the assets and liabilities has been completed.

(b) To adjust depreciation and amortization to reflect the balance sheet adjustments described in note (a) above. The adjustment assumes an estimated average five-year life for the depreciation, amortization and accretion of the property and equipment, intangible and other assets and goodwill.

(c) To record the interest effects of financing the merger transaction costs.

(d) To eliminate the benefit associated with the minority interest of iTurf.

(e) To adjust the pro forma tax provision (benefit) to reflect the estimated effect rate of the merged company.

(f) To record a reserve for dELiA*s net deferred tax asset.

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(g) The calculation of the combined weighted average shares outstanding and basic and diluted earnings per share is as follows:

                                                                              TWENTY-SIX WEEKS ENDED
                                                           FISCAL YEAR 1999       JULY 29, 2000
                                                           ----------------   ----------------------
   Basic:
   Weighted average shares outstanding--iTurf............      17,005,000            19,921,000
   Weighted average shares outstanding--dELiA*s..........      14,315,000            14,519,000
                                                              -----------           -----------
   Weighted average shares outstanding--combined.........      31,320,000            34,440,000
   Incremental shares from conversion of dELiA*s shares
     at the exchange ratio...............................      10,234,000            10,381,000
   Elimination of previously outstanding iTurf shares
     that become treasury shares in the merger...........     (12,324,000)          (11,426,000)
                                                              -----------           -----------
   Weighted average shares outstanding--basic............      29,230,000            33,395,000
                                                              ===========           ===========
   Diluted:
   Weighted average shares outstanding--iTurf............      17,005,000            19,921,000
   Weighted average shares outstanding--dELiA*s..........      15,380,000            14,519,000
                                                              -----------           -----------
   Weighted average shares outstanding--combined.........      32,385,000            34,440,000
   Incremental shares from conversion of dELiA*s shares
     at the exchange ratio...............................      10,997,000            10,381,000
   Dilutive effect of iTurf options outstanding..........         425,000                    --
   Elimination of previously outstanding iTurf shares
     that are in treasury after the merger...............     (12,324,000)          (11,426,000)
                                                              -----------           -----------
   Weighted average shares outstanding--diluted..........      31,483,000            33,395,000
                                                              ===========           ===========


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